Press Release

iCAD, INC. REPORTS FOURTH QUARTER AND YEAR END 2006
FINANCIAL RESULTS

Highlights Include Record Fourth Quarter Revenue and Backlog

Nashua, NH—March 6, 2007—iCAD, Inc. (Nasdaq: ICAD), an industry-leading provider of Computer-Aided Detection (CAD) solutions for the early identification of cancer, today reported financial results for the fourth quarter and full year ended December 31, 2006. Highlights of the fourth quarter included record revenue and record product backlog of $6.4 million and $2.6 million, respectively.

The Company reported record revenue of $6.4 million for the fourth quarter of 2006, an increase of $300,000 or 5 percent, compared to $6.1 million for the same period last year. Sales of iCAD’s digital solutions increased 36 percent over the prior year fourth quarter due primarily to the rapid adoption of digital technology. The Company realized significant digital revenue growth from its key OEM partners GE Healthcare and Siemens Medical, offset by an anticipated decline in Hologic revenue as a result of its acquisition of iCAD’s former competitor R2 Technology. Sales of the Company’s analog products declined 30 percent over the prior year quarter, primarily due to the rapid adoption of digital technology combined with previously weak channel coverage of the film-based market. Service and supply revenue increased by 51 percent over the prior year fourth quarter.

Gross margin for the fourth quarter improved to 79 percent from 77 percent in the prior year fourth quarter. Operating expenses for the fourth quarter of 2006, decreased by $146,000 or 2.2 percent from $6.5 million in the fourth quarter of 2005 to $6.4 million in the fourth quarter of 2006. Net loss for the fourth quarter of 2006 decreased to $1.4 million, or ($0.04) per share, which includes share based compensation expense of $567,000. This compares to a net loss of $1.8 million or ($0.05) per share in the fourth quarter of 2005, which does not include any share based compensation expense.

iCAD realized record product backlog at December 31, 2006 of $2.6, million an increase of 226 percent, compared to $788,000 at December 31, 2005.

	Q4 2006	Q4 2005	Percent Growth
Digital revenue	$3,535,315	$2,595,801	36.2 percent
Analog revenue	2,089,566	3,002,223	(30.4 percent	)
Service revenue	814,798	539,283	51.1 percent
Total revenue	$6,439,679	$6,137,307	4.9 percent

The Company reported revenue of $6.4 million for the fourth quarter of 2006 as compared to $5.0 million for the third quarter of 2006, an increase of $1.4 million or 28 percent sequential growth. Sales of iCAD’s digital and analog products in the fourth quarter increased by 15 percent and 66 percent respectively, over the prior quarter. Service and supply revenue also increased sequentially by 16 percent.

In the fourth quarter of 2006, iCAD realized significant digital revenue growth from its key OEM partners, offset by an anticipated decline in revenue from Hologic. iCAD’s analog business had its strongest quarter of the year and a 66 percent sequential increase over the third quarter. This growth was fueled by demand for film based CAD solutions and for TotalLook, a leading solution for the digitization of film based prior exams for comparative reading with current exams which enables end to end digital workflow.

Gross margin for the fourth quarter improved to 79 percent, from 76 percent in the third quarter of 2006. Operating expenses for the fourth quarter increased by $1.5 million to $6.4 million from $4.9 million in the third quarter of 2006. This increase is due primarily to one time rebranding expenses of $337,000, board compensation and management bonuses of $551,000 of which the entire amount was expensed in the fourth quarter, and an increase in share based compensation expense of $346,000, compared to the third quarter of 2006. Other significant fourth quarter operating expenses include costs associated with iCAD’s largest trade show, the Radiological Society of North America (RSNA). Net loss for the fourth quarter of 2006 increased by $286,000 to $1.4 million or ($0.04) per share, which includes share based compensation expense of $567,000. This compares to a net loss for the third quarter of 2006 of $1.1 million or ($0.03) per share, which includes share based compensation expense of $221,000.

Additionally, during the fourth quarter, iCAD experienced an 83 percent increase in product backlog to $2.6 million at December 31, 2006 from $1.4 million at September 31, 2006. In the fourth quarter, digital backlog grew by $930,000 or 99 percent over the third quarter of 2006.

	Q4 2006	Q3 2006	Percent Growth
Digital revenue	$3,535,315	$3,073,620	15.0 percent
Analog revenue	2,089,566	1,260,340	65.8 percent
Service revenue	814,798	704,376	15.7 percent
Total revenue	$6,439,679	$5,038,226	27.8 percent

“Our fourth quarter performance reflects the significant, continued progress we have made over the third quarter of this year and in particular the second half of 2006 compared to prior periods,” said Ken Ferry, Chief Executive Officer of iCAD, Inc. “We are gaining momentum and are realizing positive results from the execution of our ‘go to market strategy’ combined with a high focus on the digital CAD market opportunity. We have also broadened partnerships with additional digital OEM partners, offering full field digital and computed radiography technology, where CAD is a perfect adjunct enabling earlier detection of breast cancer and the optimization of radiology digital workflow.”

As a result of the strong performance in the third and fourth quarters, the Company reported revenue for the year ended December 31, 2006 of $19.7 million, which is essentially even with $19.8 million for the prior year. Sales of iCAD’s digital solutions in 2006 rose 63 percent over the prior year to $10.3 million from $6.3 million, which was offset by a decline in analog business of 44 percent from $11.7 million in 2005 to $6.5 million in 2006. Service and supply revenue rose 64 percent over the prior year to $2.9 million in 2006 from $1.8 million in 2005. Gross margin for the year ended December 31, 2006 increased to 78 percent from 77 percent in the prior year. Net loss for the year ended December 31, 2006 was $6.8 million or ($0.18) per share, which included a share based compensation expense of $1.3 million. This compares to a net loss of $4.9 million or ($0.13), per share in the prior year, which did not include any share based compensation expense.

At December 31, 2006, the Company had $3.6 million in cash and cash equivalents, as compared to $4.6 million at December 31, 2005.

	2006	2005	Percent Growth
Digital revenue	$10,287,510	$6,303,373	63.2 percent
Analog revenue	6,519,503	11,685,454	(44.2 percent	)
Service revenue	2,914,345	1,780,995	63.6 percent
Total revenue	$19,721,358	$19,769,822	(0.2 percent	)

As previously announced, iCAD’s management will host a conference call today at 10:00 a.m. EST. Stockholders and other interested parties may participate in the conference call by dialing +1 888-396-2384 (domestic) or +1 617-847-8711 (international) and entering passcode 49851762 a few minutes before 10:00 a.m. EST on March 6, 2007. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.icadmed.com.

A replay of the conference call will be accessible two hours after its completion through March 13, 2007 by dialing +1 888-286-8010 (domestic) or +1 617-801-6888 (international) and entering passcode 30830180. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.
iCAD, Inc. (Nasdaq: ICAD) is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable CAD systems for the high, mid and low volume mammography markets. iCAD is entrusted with the task of early cancer detection by almost one thousand women’s healthcare centers worldwide. For more information, call +1 877 iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Kevin McGrath of Cameron Associates at 212-245-4577 or via email at kevin@cameronassoc.com

For iCAD Public Relations, contact Helen Shik/Michele Fox of Schwartz Communications at 781-684-0770 or via e-mail at icad@schwartz-pr.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

iCAD, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months		Twelve Months
	December 31,		December 31,
	2006	2005	2006	2005

Sales	$6,439,679	$6,137,306	$19,721,358	$19,769,822
Cost of sales	1,340,357	1,421,078	4,290,818	4,636,057
Gross margin	5,099,322	4,716,228	15,430,540	15,133,765
Operating expenses:
Engineering and product development	1,410,110	1,377,150	5,260,893	4,785,092
General and administrative	1,803,179	2,334,879	7,379,445	6,956,350
Marketing and sales	3,161,485	2,808,374	9,228,881	8,146,850
Total operating expenses	6,374,774	6,520,403	21,869,219	19,888,292

Loss from operations	(1,275,452)	(1,804,175)	(6,438,679)	(4,754,527)

Interest expense - net	103,831	(50,251)	199,279	3,961

Net loss	$(1,379,283)	$(1,753,924)	$(6,637,958)	$(4,758,488)

Preferred dividend	28,082	29,418	116,200	121,730

Net loss attributable to common stockholders	$(1,407,365)	$(1,783,342)	$(6,754,158)	$(4,880,218)

Net loss per share
Basic and Diluted	$(0.04)	$(0.05)	$(0.18)	$(0.13)

Weighted average number of shares used
in computing loss per share
Basic and Diluted	36,999,852	36,767,326	36,911,742	36,627,696

iCAD, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	December 31,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$3,623,404	$4,604,863
Trade accounts receivable, net of allowance for doubtful
accounts of $88,000 in 2006 and $450,000 in 2005	3,683,178	3,958,392
Inventory	3,031,995	2,517,467
Prepaid and other current assets	219,723	176,133
Total current assets	10,558,300	11,256,855

Property and equipment:
Equipment	3,716,247	2,923,501
Leasehold improvements	70,164	120,012
Furniture and fixtures	296,170	149,803
Marketing assets	290,282	114,843
	4,372,863	3,308,159
Less accumulated depreciation and amortization	2,269,139	1,523,724
Net property and equipment	2,103,724	1,784,435

Other assets:
Deposits	60,444	-
Patents, net of accumulated amortization	146,394	224,519
Technology intangibles, net of accumulated amortization	3,731,926	4,348,008
Tradename, distribution agreements and other,
net of accumulated amortization	173,600	398,733
Goodwill	43,515,285	43,515,285
Total other assets	47,627,649	48,486,545

Total assets	$60,289,673	$61,527,835

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,557,108	$4,250,574
Accrued interest	221,050	48,167
Accrued salaries and other expenses	2,547,231	1,868,736
Deferred revenue	788,122	499,279
Current maturities of notes payable	375,000	1,500,000
Total current liabilities	6,488,511	8,166,756

Convertible revolving loans payable to related party	2,258,906	258,906
Convertible loans payable to related parties	2,784,559	-
Convertible loans payable to non-related parties	663,970	-
Notes payable, less current maturities	-	375,000
Other long term liabiities	122,000	-
Total liabilities	12,317,946	8,800,662

Commitments and contingencies

Stockholders' equity:
Preferred stock, $ .01 par value: authorized
1,000,000 shares; issued and outstanding
6,295 in 2006 and 6,374 in 2005, with an aggregate liquidation value of $1,660,000 and $1,739,000 plus 7% annual
dividend, in 2006 and 2005, respectively.	63	64
Common stock, $ .01 par value: authorized
50,000,000 shares; issued 37,290,847 in 2006
and 36,931,262 shares in 2005; outstanding
37,222,971 in 2006 and 36,863,386 shares in 2005	372,908	369,312
Additional paid-in capital	132,660,347	130,781,430
Accumulated deficit	(84,111,327)	(77,473,369)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	47,971,727	52,727,173

Total liabilities and stockholders' equity	$60,289,673	$61,527,835

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